UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
September 12, 2005

PINNACLE AIRLINES CORP.

(Exact Name of Registrant as Specified in Charter)

(State or other jurisdiction of incorporation or organization) Delaware	(Commission File Number) 001-31898	(I. R. S. Employer Identification No.) 03-0376558

(Address of principal executive offices) 1689 Nonconnah Blvd, Suite 111 Memphis, TN		(Zip Code) 38132

Registrant’s telephone number, including area code
(901) 348-4100

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01 Other Events
SIGNATURE

Item 5.02 Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01 Other Events
On September 14, 2005, Northwest Airlines Corporation and its subsidiaries (“Northwest”) filed for protection under Chapter 11 of the United States Bankruptcy Code. Northwest has indicated in public releases that it expects no immediate changes to its day-to-day operations as a result of this action.
Pinnacle Airlines Corp. (“Pinnacle”) receives substantially all of its revenue from Northwest under the Airline Services Agreement (“ASA”) entered into between the two companies. Under the terms of the ASA, Pinnacle is paid by Northwest for Pinnacle’s services on the fifteenth day and thirtieth day of each month, generally in arrears. Also under the ASA, Pinnacle purchases fuel and ground handling services, and leases aircraft and facilities from Northwest, most of which amounts are owed to Northwest in advance.
Under the terms of the ASA, on September 15, 2005, Northwest owed Pinnacle approximately $40 million as regional airline services revenue, and Pinnacle owed Northwest approximately $18 million for purchase and lease items. The net of amount of $22 million that was due yesterday from Northwest was not received by Pinnacle.
Pinnacle does not expect to receive immediate payment of any of the amounts that were due on September 15, and is unsure when those payments will be received. In addition, Northwest may contend that a major portion of the payment due to Pinnacle on September 30 (originally estimated to be $35 million) relates to services Pinnacle provided before the bankruptcy filing and therefore would not be payable when due. The temporary interruption of cash flow will be material to Pinnacle.
Pinnacle also could be compelled to continue to honor its service and payment obligations to Northwest under the ASA during this period.
If Northwest later seeks to assume the ASA, Pinnacle would then expect to be paid all pre-petition amounts owed but not paid as a result of the bankruptcy filing.
Pinnacle believes that Northwest will ultimately be required to pay for regional airline services performed by Pinnacle after the date of Northwest’s filing. In the interim, management intends to focus on maintaining liquidity until its cash flow situation is stabilized.
Pinnacle does not expect any immediate changes to its current operations. In the longer term, management believes that Pinnacle provides a valuable service to Northwest, and that Pinnacle will be a part of Northwest’s restructured network. It is possible that the relative rights and obligations of Pinnacle and Northwest may be altered during the course of the Northwest bankruptcy proceedings; however, it is too early in that process to predict whether there will be any alteration, what such alteration might be, or what the impact might be on Pinnacle.
On September 12, 2005, J. Timothy Griffin and Robert D. Isom, Jr. resigned from the Board of Directors of Pinnacle. Mr. Griffin and Mr. Isom were the two Directors appointed by Northwest. As the holder of Pinnacle’s Series A Preferred Stock, Northwest has the right to appoint two Directors to Pinnacle’s Board. At this time, Northwest has not selected replacements for these two vacant seats. In addition, Robert A. Peiser resigned yesterday from the Board of Directors due to increasing complexities relating to his primary work responsibilities.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PINNACLE AIRLINES CORP. (Registrant)
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer

September 16, 2005